Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Second Quarter Results

LONGMONT, COLORADO, NOVEMBER 10, 2016 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a developer of alternative energy technologies, today announced operating results for the second quarter of fiscal year 2017. Total revenue for the quarter was $1.0 million compared to $1.7 million in the second quarter last year. Net loss for the second quarter was $2.4 million, or $0.05 per common share. This compares to a net loss of $2.4 million, or $0.06 per common share for the same period last year.

“Revenue was lower this quarter primarily because of higher sales of fuel cell systems last year,” said Joe Mitchell, UQM Technologies’ President and Chief Executive Officer. ”We continue to see good traction on our China initiatives and believe higher volume shipments should begin in early 2017.”

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter ended September 30, 2016. To attend the conference call, please dial 1-888-241-0326 approximately ten minutes before the conference is scheduled to begin and provide the passcode “10379005” to access the call. International callers should dial 1-647-427-3411. For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 6:30 p.m. Eastern Time today. To access the playback call 1-855-859-2056 or 1-800-585-8367 and enter replay code “10379005#”. International callers should dial +1-404-537-3406.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

	Quarters Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Product sales	$728,921	$1,618,666	$1,902,182	$2,249,332
Contract services	292,204	116,144	554,024	226,007
	1,021,125	1,734,810	2,456,206	2,475,339
Operating costs and expenses:
Costs of product sales	525,313	1,289,315	1,284,402	1,866,761
Costs of contract services	251,291	96,029	488,240	160,827
Research and development	882,090	912,395	1,601,008	2,000,875
Selling, general and administrative	1,738,439	1,855,214	3,423,084	3,100,588
	3,397,133	4,152,953	6,796,734	7,129,051

Loss from operations	(2,376,008)	(2,418,143)	(4,340,528)	(4,653,712)

Other income:
Interest income	2,445	125	5,853	3,497
Other	5,318	8,971	12,400	16,917
	7,763	9,096	18,253	20,414

Net loss	$(2,368,245)	$(2,409,047)	$(4,322,275)	$(4,633,298)

Net loss per common share - basic and diluted	$(0.05)	$(0.06)	$(0.09)	$(0.12)

Weighted average number of shares of common stock outstanding - basic and diluted	48,479,908	40,235,636	48,413,491	40,142,682

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets (unaudited)

	September 30,	March 31,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$3,861,947	$7,030,230
Accounts receivable	484,100	481,404
Costs and estimated earnings in excess of billings on uncompleted contracts	46,246	60,296
Inventories	2,421,982	2,271,271
Prepaid expenses and other current assets	286,059	272,597
Total current assets	7,100,334	10,115,798

Property and equipment, at cost:
Land	1,683,330	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,107,224	7,089,332
	13,306,855	13,288,963
Less accumulated depreciation	(7,541,532)	(7,241,769)
Net property and equipment	5,765,323	6,047,194

Patent costs, net of accumulated amortization of $927,249 and $916,960, respectively	251,984	249,414

Trademark costs, net of accumulated amortization of $79,762 and $77,514, respectively	96,079	98,327

Noncurrent inventories	6,727,706	6,840,170

Total assets	$19,941,426	$23,350,903

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$782,495	$364,841
Other current liabilities	1,135,460	985,435
Total current liabilities	1,917,955	1,350,276

Other long-term liabilities	372,222	288,889

Total liabilities	2,290,177	1,639,165

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 75,000,000 shares authorized; 48,503,260 and 48,330,286 shares issued and outstanding, respectively	485,033	483,303
Additional paid-in capital	128,363,917	128,103,861
Accumulated deficit	(111,197,701)	(106,875,426)
Total stockholders’ equity	17,651,249	21,711,738

Total liabilities and stockholders’ equity	$19,941,426	$23,350,903

#End Table

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901